Exhibit 99.1

MAXIMUS Reports Strong Fiscal 2010 Second Quarter Results

-Adjusted EPS from Continuing Ops of $0.81; Company Raises Fiscal 2010 Guidance-

RESTON, Va.--(BUSINESS WIRE)--May 6, 2010--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported results for the three and six months ended March 31, 2010.

Highlights for the second quarter include:

  Revenue growth of 15.1% to $203.8 million compared the second quarter of last year.
  Adjusted earnings per diluted share from continuing operations of $0.81 (non-GAAP) compared to $0.68 (non-GAAP) for the same period last year. These results reflect better-than-expected profitability from Australia and the United Kingdom as well as the benefit of a lower tax rate that resulted from an increasing mix of international business. GAAP earnings per diluted share from continuing operations were $1.02, which includes $0.21 per diluted share related to legal and settlement recovery.
  Cash provided by operating activities from continuing operations of $21.4 million, free cash flow of $17.6 million, resulting in cash and cash equivalents totaling $121.4 million at quarter end.
  Increased fiscal 2010 guidance to reflect strong results in the quarter, the acquisition of DeltaWare, and a lower tax rate for the remainder of the fiscal year. The Company now expects revenue in the range of $840 million to $860 million and adjusted earnings per diluted share in the range of $3.50 to $3.60.

Revenue for the second quarter increased 15.1% (or 8.5% on a constant currency basis) to $203.8 million driven by the Company’s expanding international employment services operations. For the second quarter, organic revenue grew 12.8% compared to the same period last year.

Net income from continuing operations for the second quarter increased to $18.3 million, or $1.02 per diluted share, which included a pre-tax benefit of $6.0 million, or $0.21 per diluted share, for net legal and settlement recovery. Excluding the $0.21 per diluted share recovery, adjusted earnings per diluted share from continuing operations grew 19.1% to $0.81, compared to $0.68 for the second quarter of last year. Adjusted earnings per diluted share in the quarter were $0.11 better than prior guidance, of which $0.06 is attributable to better-than-expected profitability from the Company’s international employment services operations and the remaining $0.05 resulting from a lower tax rate due to an increasing mix of international business.

“Our strong second quarter results benefited from the increasing contribution from our global operations, including our new and expanded programs in Australia and the U.K.,” commented Richard A. Montoni, President and Chief Executive Officer of MAXIMUS. “We are pursuing additional international opportunities in existing markets as part of our ‘land, execute and expand’ strategy. Domestically, our operations continue to perform well and as planned. In response to the recently enacted health care reform law, we are building on our leadership position in health and human services program administration as we work to help governments transition their programs to comply with the new requirements by 2014.”

Operations Segment

For the fiscal 2010 second quarter, Operations Segment revenue increased 23.0% (or 15.6% on a constant currency basis) to $191.4 million, compared to $155.6 million for the second quarter of fiscal 2009.

Operations Segment operating income for the second quarter grew 10.6% to $21.7 million compared to $19.7 million in the second quarter of last year. Operating margin for the quarter was 11.4%. Segment profitability in the second quarter was slightly better than expected and driven by cost management in the international employment services operations, where the Company tightly managed resources relative to caseload mix and volumes.

Also during the quarter, the Company completed the acquisition of Canada-based DeltaWare. The acquisition is part of the Company's long-term strategy to broaden its core health services offerings by expanding its Business Process Outsourcing capabilities in the emerging eHealth, Drug Information Systems and third party claims administration markets in North America and abroad. In fiscal 2010, the acquisition is expected to contribute approximately $7 million in revenue and to be neutral to earnings.

Consulting Segment

For the fiscal 2010 second quarter, Consulting Segment revenue was $12.5 million compared to $21.5 million for the same period last year. The fiscal 2009 second quarter included revenue from a business line the Company has since exited, as well as $4.8 million in non-recurring, pass-through revenue. Consulting Segment operating income for the fiscal 2010 second quarter was $460,000, with an operating margin of 3.7%, compared to $512,000 for the same period last year.

New Sales and Sales Pipeline

At May 4, 2010, year-to-date signed contract wins totaled $304 million and new contracts pending (awarded, but unsigned) totaled $470 million.

Sales opportunities (pipeline) at May 4, 2010 totaled $1.8 billion (consisting of $290 million in proposals pending, $97 million in proposals in preparation, and $1,453 million in proposals tracking) compared to $1.4 billion the prior year.

Balance Sheet and Cash Flows

At March 31, 2010, the Company had a healthy cash balance with cash and cash equivalents of $121.4 million. Days Sales Outstanding (DSO) from continuing operations were 68 days and were well within the Company’s expected range of 65 to 80 days.

Cash provided by operating activities totaled $21.4 million with free cash flow of $17.6 million. The Company defines free cash flow as cash provided by operating activities from continuing operations less property, equipment and capitalized software expenditures. During the quarter, the Company used cash of $10.7 million related to acquisitions. The Company purchased 120,040 of MAXIMUS common stock for $5.9 million under the Board-authorized share repurchase program and at March 31, 2010, the Company had approximately $45 million available under the program. In addition, the Company recorded a net legal recovery of $6.0 million principally related to an insurance reimbursement in the period.

MAXIMUS also paid a cash dividend of $0.12 per share on February 26, 2010 to shareholders of record as of February 12, 2010. Subsequent to quarter end, the Company declared a quarterly cash dividend of $0.12 per share payable on May 28, 2010 to shareholders of record as of May 14, 2010.

Outlook

MAXIMUS is increasing its fiscal 2010 full year revenue guidance by $10 million principally to reflect the acquisition of DeltaWare. As a result, the Company now expects revenue from continuing operations in the range of $840 million to $860 million. The Company is also updating its guidance for adjusted earnings per diluted share from continuing operations to reflect strong results and the lower tax rate as a result of an increasing mix of international business. The Company now expects 2010 non-GAAP adjusted earnings per diluted share from continuing operations of $3.50 to $3.60, a $0.15 increase compared to its previously forecasted range. Adjusted earnings per diluted share exclude the net legal and settlement recovery as reflected in the supplemental table in the financial statements.

Web Site Presentation, Conference Call and Web Cast Information

MAXIMUS will host a conference call this morning, May 6, 2010, at 9:00 a.m. (ET). The Company has also posted a presentation on its Web site, under the Investor Relations page, for analysts to follow during the conference call. The call can be accessed through the Investor Relations page of the Company’s Web site at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 14, 2010. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 349764

About MAXIMUS

MAXIMUS is a leading provider of government services worldwide and is devoted to providing health and human services program management and consulting services to its clients. The Company has more than 6,500 employees located in more than 220 offices in the United States, Canada, Australia, the United Kingdom, and Israel. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations. While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2009	March 31, 2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$87,815	$121,362
Restricted cash	3,919	3,971
Accounts receivable — billed, net of reserves of $5,812 and $5,521	132,058	129,715
Accounts receivable — unbilled	16,706	21,688
Note receivable	736	167
Income taxes receivable	7,501	5,478
Deferred income taxes	5,389	6,846
Prepaid expenses and other current assets	19,749	20,341
Current assets of discontinued operations	18,238	6,560
Total current assets	292,111	316,128

Property and equipment, at cost	98,781	107,189
Less accumulated depreciation and amortization	(53,495)	(60,380)
Property and equipment, net	45,286	46,809
Capitalized software	26,475	31,496
Less accumulated amortization	(7,506)	(9,379)
Capitalized software, net	18,969	22,117
Deferred contract costs, net	8,206	7,298
Goodwill	61,029	69,067
Intangible assets, net	2,455	8,826
Deferred income taxes	1,239	—
Other assets, net	3,939	3,999
Total assets	$433,234	$474,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,368	$53,151
Accrued compensation and benefits	31,713	34,799
Deferred revenue	22,177	30,319
Other accrued liabilities	15,083	10,554
Liabilities of discontinued operations	14,124	4,448
Total current liabilities	127,465	133,271
Deferred revenue, less current portion	6,527	13,039
Long-term debt	—	885
Acquisition-related contingent consideration	—	3,092
Income taxes payable, less current portion	1,871	2,041
Deferred income tax liability	243	2,714
Total liabilities	136,106	155,042

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 27,161,849 and 27,326,677 shares issued and 17,599,029 and 17,457,016 shares outstanding at September 30, 2009 and March 31, 2010, at stated amount, respectively	338,739	345,591
Treasury stock, at cost; 9,562,820 and 9,869,661 shares at September 30, 2009 and March 31, 2010, respectively	(319,149)	(333,657)
Accumulated other comprehensive income	8,268	11,007
Retained earnings	269,270	296,261
Total shareholders’ equity	297,128	319,202
Total liabilities and shareholders’ equity	$433,234	$474,244

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2010	2009	2010
Revenue	$177,158	$203,844	$346,868	$406,199
Cost of revenue	130,624	153,013	253,430	303,253
Gross profit	46,534	50,831	93,438	102,946
Selling, general and administrative expenses	26,714	28,629	53,128	55,953
Legal and settlement expense (recovery), net	368	(6,037)	368	(5,351)
Operating income from continuing operations	19,452	28,239	39,942	52,344
Interest and other income, net	35	186	129	285
Income from continuing operations before income taxes	19,487	28,425	40,071	52,629
Provision for income taxes	7,697	10,160	15,828	19,736
Income from continuing operations	11,790	18,265	24,243	32,893

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(763)	478	(1,248)	(1,522)
Loss on disposal	—	—	(5)	—
Income (loss) from discontinued operations	(763)	478	(1,253)	(1,522)

Net income	$11,027	$18,743	$22,990	$31,371

Basic earnings (loss) per share:
Income from continuing operations	$0.68	$1.05	$1.38	$1.88
Income (loss) from discontinued operations	(0.05)	0.03	(0.08)	(0.09)
Basic earnings per share	$0.63	$1.08	$1.30	$1.79

Diluted earnings (loss) per share:
Income from continuing operations	$0.66	$1.02	$1.36	$1.83
Income (loss) from discontinued operations	(0.04)	0.02	(0.07)	(0.09)
Diluted earnings per share	$0.62	$1.04	$1.29	$1.74

Dividends paid per share	$0.12	$0.12	$0.22	$0.24

Weighted average shares outstanding:
Basic	17,435	17,408	17,621	17,503
Diluted	17,751	17,980	17,832	18,012

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended March 31,
	2009	2010
Cash flows from operating activities:
Net income	$22,990	$31,371
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	1,253	1,522
Depreciation	4,090	6,236
Amortization	1,525	2,782
Deferred income taxes	22,660	(155)
Gain on sale of fixed assets	(51)	—
Deferred interest income on note receivable	211	179
Non-cash equity based compensation	3,950	3,953

Change in assets and liabilities, net of effect of business combinations:
Accounts receivable — billed	25,079	4,661
Accounts receivable — unbilled	(13,597)	(4,644)
Prepaid expenses and other current assets	(9,925)	(414)
Deferred contract costs	(2,486)	966
Due from insurance carrier	12,500	—
Other assets	(766)	(287)
Accounts payable	6,878	1,292
Accrued compensation and benefits	(1,646)	2,888
Deferred revenue	2,549	14,126
Income taxes	(29,494)	3,768
Other liabilities	(35,478)	1,945
Cash provided by operating activities — continuing operations	10,242	70,189
Cash provided by (used in) operating activities — discontinued operations	1,442	(434)
Cash provided by operating activities	11,684	69,755

Cash flows from investing activities:
Proceeds from sale of fixed assets	54	—
Decrease in note receivable	366	390
Purchases of property and equipment	(4,890)	(6,031)
Capitalized software costs	(4,686)	(4,325)
Acquisition of business, net of cash acquired	—	(10,673)
Cash used in investing activities — continuing operations	(9,156)	(20,639)
Cash used in investing activities — discontinued operations	(14)	—
Cash used in investing activities	(9,170)	(20,639)

Cash flows from financing activities:
Employee stock transactions	(97)	1,615
Repurchases of common stock	(30,046)	(14,511)
Payments on capital lease obligations	(417)	—
Tax benefit due to option exercises and restricted stock units vesting	287	1,103
Cash dividends paid	(3,854)	(4,201)
Cash used in financing activities — continuing operations	(34,127)	(15,994)
Cash used in financing activities — discontinued operations	—	—
Cash used in financing activities	(34,127)	(15,994)

Effect of exchange rate changes on cash and cash equivalents	(2,902)	425

Net increase (decrease) in cash and cash equivalents	(34,515)	33,547

Cash and cash equivalents, beginning of period	119,605	87,815

Cash and cash equivalents, end of period	$85,090	$121,362

Segment Information

The following table provides certain financial information for each of the Company’s business segments (in thousands):

	Three Months Ended March 31,				Six Months Ended March 31,
	2009	% (1)	2010	% (1)	2009	% (1)	2010	% (1)

Revenue:
Operations	$155,626	100%	$191,390	100%	$311,964	100%	$380,121	100%
Consulting	21,532	100%	12,454	100%	34,904	100%	26,078	100%
Total	177,158	100%	203,844	100%	346,868	100%	406,199	100%

Gross Profit:
Operations	40,233	25.9%	46,412	24.2%	81,702	26.2%	93,501	24.6%
Consulting	6,301	29.3%	4,419	35.5%	11,736	33.6%	9,445	36.2%
Total	46,534	26.3%	50,831	24.9%	93,438	26.9%	102,946	25.3%

Selling, general, and administrative expense:
Operations	20,570	13.2%	24,674	12.9%	41,012	13.1%	47,801	12.6%
Consulting	5,789	26.9%	3,959	31.8%	11,526	33.0%	8,015	30.7%
Corporate/Other	355	NM(2)	(4)	NM(2)	590	NM(2)	137	NM(2)
Total	26,714	15.1%	28,629	14.0%	53,128	15.3%	55,953	13.8%

Operating income (loss) from continuing operations:
Operations	19,663	12.6%	21,738	11.4%	40,690	13.0%	45,700	12.0%
Consulting	512	2.4%	460	3.7%	210	0.6%	1,430	5.5%
Consolidating adjustments	(355)	NM(2)	4	NM(2)	(590)	NM(2)	(137)	NM(2)
Subtotal: Segment Operating Income	19,820	11.2%	22,202	10.9%	40,310	11.6%	46,993	11.6%
Legal recovery (expense)	(368)	NM(2)	6,037	NM(2)	(368)	NM(2)	5,351	NM(2)
Operating income from continuing operations	$19,452	11.0%	$28,239	13.9%	$39,942	11.5%	$52,344	12.9%

(1) % of respective segment revenue

(2) Not meaningful

MAXIMUS, Inc.
Supplemental Pro Forma Diluted EPS from Continuing Operations ("Adjusted EPS")
FY 2009 and First Half FY 2010

	Q1 09	Q2 09	Q3 09	Q4 09	Total FY 09	Q1 10	Q2 10
Diluted EPS from continuing operations-
GAAP basis	$0.69	$0.66	$0.89	$0.80	$3.05	$0.81	$1.02

Pro forma adjustments:
Legal and settlement expense (recovery), net	-	0.01	(0.16)	0.01	(0.14)	0.02	(0.21)
Severance	-	0.01	-	-	-	-	-
Subtotal pro forma adjustments	$0.00	$0.02	($0.16)	$0.01	($0.14)	$0.02	($0.21)

Adjusted EPS from continuing operations	$0.69	$0.68	$0.73	$0.81	$2.91	$0.83	$0.81

CONTACT:
MAXIMUS
Lisa Miles
800-MAXIMUS x11637